Exhibit 6(b)

SMITH BARNEY

A Member of TRAVELERS Group

                               SMITH BARNEY INC.

                         MUTUAL FUND DEALER AGREEMENT

                         TO OLSTEIN & ASSOCIATES L.P.:


Ladies and Gentlemen:

We understand that you are principal distributor of shares ("Shares") of Olstein Financial Alert Fund ("Fund") which is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 ("1940 Act"). You desire that Smith Barney Inc. ("Smith Barney") act as a dealer with respect to the sale of Shares to its customers. In consideration of the mutual covenants stated below, you and Smith Barney agree as follows:

1. PURCHASE OF SHARES AT PUBLIC OFFERING - Price. Smith Barney will use such efforts to sell Shares as it in its sole discretion determines, and will not be required to sell any specified or minimum number of Shares. You understand that Smith Barney in its sole discretion may limit the sale of Shares to certain geographic territories. Sales of Shares through Smith Barney will be at the public offering price of such Shares (the net asset value of the Shares plus any applicable sales charge), as determined in accordance with the then effective prospectus(es) and statement(s) of additional information used in connection with the offer and sale of the Shares (collectively, the "Prospectus"). The public offering price will reflect scheduled variations in or the elimination of sales charges on sales of Shares either generally to the public or in connection with special purchase plans, as described in the Prospectus. Smith Barney agrees to apply any scheduled variation in or waivers of sales charges uniformly to all customers meeting the qualifications therefor as specified in the Prospectus.

2. HANDLING AND RECEIPT OF ORDERS. The handling and settlement of purchase and redemption orders will be subject to the provisions of the Prospectus and such further procedures you and Smith Barney determine to be appropriate from time-to time, consistent with this Agreement. Orders which Smith Barney receives prior to the close of business as defined in the Prospectus and placed with you within the time frame set forth in or consistent with the Prospectus shall be executed at the public offering price next computed after they are received by Smith Barney. You will provide such assistance to Smith Barney in processing orders as Smith Barney reasonably requests. Smith Barney will be responsible for the accuracy, timeliness and completeness of purchase, redemption or exchange orders it transmits to you by wire or telephone. Redemptions and repurchases will be subject to any applicable contingent deferred sales charges, redemption fees or other charges as are provided for in the Prospectus. Any order placed by Smith Barney for the repurchase or redemption of Shares is subject to the timely receipt by you or the pertinent Fund's transfer agent of all required documents in good order.


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3.   SHAREHOLDER  SERVICING.  If you and Smith Barney  agree,  on  an  ongoing basis Smith Barney will provide shareholder servicing to its customers who maintain investments in Shares. In so doing, Smith Barney and its employees and representatives may provide the following services, among others: answer customer inquiries regarding the Fund and customer investments therein; assist customers in changing dividend options; answer questions about special investment and withdrawal plans, and assist customers in enrolling in such plans; distribute reports and materials relating to the Funds to customers; assist in the establishment and maintenance of accurate customer accounts and records, including
     assisting   in  processing  changes  in  addresses  and  other   customer
     information; and assist in processing purchase and redemption orders.

4.   COMPENSATION AND EXPENSES

     A. You will pay commissions to Smith Barney in connection with the sales of Shares at such rates as are specified in Schedule A to this Agreement. Consistent with the Prospectus and applicable law and regulation, from time-to-time you and Smith Barney may determine that you will pay Smith Barney additional compensation in connection with Smith Barney's sale of Shares.

     B. You will pay Smith Barney ongoing service fees at such rates as are specified in Schedule A to this Agreement. Such payments shall be consistent with applicable law and regulation. Your obligation to make payments to Smith Barney under this Subparagraph B shall survive any termination of this Agreement and shall continue so long as Smith Barney's customers maintain their investments is shares.

     C. You will pay Smith Barney ongoing trail commission compensation with respect to holdings by Smith Barney of Shares of Funds at such rates as are specified in Schedule A to this Agreement. Payments under this Subparagraph C will be in addition to the payment of service fees as described in Subparagraph B of this Paragraph, and are subject to applicable law and regulation. Your obligation to make payments to Smith Barney under this Subparagraph C shall survive any termination of this Agreement, and shall continue so long as Smith Barney's customers maintain their investments in Shares, subject to such other time limits as determined by you and Smith Barney.

     D. With respect to expenses not specifically addressed elsewhere in this Agreement, each party hereto will be responsible for the expenses it incurs in acting hereunder. Consistent with the Prospectus and applicable law and regulation, from time-to-time you and Smith Barney may deter-mine that you will pay or reimburse Smith Barney for expenses it incurs in connection with selling Shares.

5. State Registration of Fund Shares. You agree to advise Smith Barney in writing on a continuous and current basis of the identity of those states and jurisdictions in which the Shares are registered or qualified for sale to the public.






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6.   NASD  Regulation.  Each party to this Agreement represents that it  is  a member of the National Association of Securities Dealers, Inc. ("NASD") and each party agrees to notify the other should it cease to be such a
     member.   With  respect to the sale of Shares hereunder,  you  and  Smith
     Barney agree to abide by the Rules of the Fair Practice of the NASD, including but not limited to the following:

     A. Smith Barney shall not withhold placing customers orders for Shares so as to profit itself as a result of such withholding. Smith Barney shall not purchase any Shares from you other than for its own investment or to cover purchase orders already received by it from its customers.

     B. If any Shares purchased by Smith Barney are repurchased by the Fund or by you for the account of the Fund, or are tendered for redemption, within seven (7) business days after confirmation by you of the original purchase order for such Shares, no compensation as set forth in Paragraph 4 above will be payable to Smith Barney with respect to such Shares, and Smith Barney will refund to you the full amount of any such compensation paid or allowed to it on the original sale. You agree to notify Smith Barney in writing of any such repurchase or redemption within ten (10) business days of the date on which the redemption is requested or Share certificates are tendered to you, the Fund or its transfer agent. Termination or cancellation of this Agreement will not relieve the parties from the requirements of this subparagraph.

     C. Neither party to this Agreement will, as principal, purchase any Shares from a customer at a price lower than the net asset value next determined by or for the Fund that issued such Shares. Nothing in this subparagraph shall prevent Smith Barney from selling Shares for a customer to you or to the Fund at the net asset value then quoted by or for the Fund (less any applicable contingent deferred sales charge or other charges) and charging a fair commission or service fee for handling the transaction.

7. Suspension or Withdrawal of Offering. You reserve the right to suspend sales of Shares of the Fund or withdraw any offering of Shares entirely.

8. Provision of Materials. At your expense, you will furnish Smith Barney with current prospectuses and statements of additional information of the Fund (including any supplements thereto), periodic reports to Fund shareholders and marketing and other materials you have prepared relating to the Fund in such quantities as Smith Barney reasonably requests.

9. Prospectus Delivery. Smith Barney will provide each of its customers purchasing Shares with the pertinent prospectus prior to or at the time of purchase. Smith Barney will provide any customer who so requests with the pertinent statement(s) of additional information.

10.  Liability and Indemnification

     A. You agree to be liable for, to hold Smith Barney, its officers, directors and employees harmless from and to indemnify each of them for any losses and costs arising from: (i) any of your actions, and the actions of your employees and affiliates, relating to the sale

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          of   Shares,  including  but  not  limited  to  any  statements   or
          representations contained in any sales or other material relating to the Fund you or your affiliates provide to Smith Barney or any other statements or representations, written or oral, concerning the Fund that you, your employees and your affiliates make to Smith Barney;
          (ii) any material misstatement in or omission of a material fact from the Fund's current prospectus or statement of additional information; (iii) any failure of the Fund or its Shares to be properly registered and available for sale under any applicable federal law and regulation or the laws and regulations of any state, any U.S. territory or the District of Columbia when you have represented to Smith Barney that the Fund and its Shares are so registered and qualified; and (iv) any of your actions, or the actions of your affiliates, relating to the processing of purchase, exchange and redemption orders and the servicing of shareholder accounts.

     B. Smith Barney agrees to be liable for, to hold you, your officers, directors and employees harmless from and to indemnify them from any losses and costs arising from: (i) any statements or representations that Smith Barney or its employees make concerning the Fund that are inconsistent with either the Fund's current prospectus and statement of additional information or any other material you have provided or any other statements or representations, written or oral, you have made to Smith Barney relating to the Fund; (ii) any sale of Shares of the Fund when the Fund or its Shares were not properly registered or qualified for sale in any state, any U.S. territory or the District of Columbia, when you have indicated to Smith Barney that the Fund and its Shares were not properly registered and qualified; and (iii) any of Smith Barney's actions relating to the processing of purchase and redemption orders and the servicing of shareholder accounts.

     C. The provisions of this Paragraph shall survive the termination of this Agreement.

11.  Arbitration.   If  a  dispute arises between you and  Smith  Barney  with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-existing NASD Code of Arbitration Procedure ("NASD Code"). The
     parties agree, that to the extent permitted by the NASD Code, the arbitrator(s) shall be selected from the securities industry.

12. Miscellaneous. This Agreement shall be governed by the laws of New York State. This Agreement may be amended only upon the written agreement of both parties hereto, and may be terminated by either party on ten days' written notice to the other. If your payments to Smith Barney under Subparagraphs 4B and 4C hereunder in whole or in part are financed by the Fund in accordance with the Fund's plan of distribution adopted pursuant to rule 12b-1 under the 1940 Act ("Plan"), then this Agreement will be subject to the approval and termination requirements set forth in that rule applicable to agreements related to plans of distribution. However, if the Fund's board of directors or trustees or shareholders terminates the Plan, you and Smith Barney agree to negotiate in good faith with respect to whether and to what extent you will continue to make payments


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     to  Smith  Barney under Subparagraphs 4B and/or 4C under this  Agreement.
     The determination of this question will depend on, among other things, the degree of shareholder servicing Smith Barney and its Financial Consultants provide to clients who remain invested in the Fund and the degree to which Smith Barney and its Financial Consultants have or have not in fact received initial and trail commissions for selling Shares. This Agreement constitutes the entire agreement between you and Smith Barney and supersedes all prior oral or written agreements between you and Smith Barney and its predecessors relating to the sale of Shares.



Sincerely,                                AGREED AND ACCEPTED:

SMITH BARNEY INC.                         OLSTEIN & ASSOCIATES L.P.

By:  /s/ Stephen C. Roussin                By:  /s/ Robert A. Olstein

Dated: September 21, 1995                Dated: September 21, 1995










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                         MUTUAL FUND DEALER AGREEMENT

                                  SCHEDULE A

                         OLSTEIN FINANCIAL ALERT FUND

                      SMITH BARNEY COMPENSATION SCHEDULE


As compensation for Smith Barney's sales of shares of Olstein Financial Alert Fund ("Fund") and Smith Barney's ongoing shareholder servicing and distribution function, Olstein & Associates, L.P. ("Olstein") will make payments to Smith Barney as follows:


     1.5% of the dollar amount of Fund shares sold by Smith Barney (excluding shares sold to customers through reinvestment of dividends and/or capital gains), provided that such shares are not redeemed or repurchased by the Fund within seven (7) business days after confirmation of the original purchase order for such shares.

     With respect to outstanding shares of the Fund held in accounts for which Smith Barney continues to be named as the broker of record during the period from one year following original purchase to five years following original purchase, Smith Barney will receive, payable quarterly, from the end of the first year until the end of the fifth year following the original purchase, 90% of the total annual 12b-1 fees paid by the Fund in relation to such shares. Smith Barney will receive one hundred percent (100%) of the administrative 12b-1 fee (currently 0.25% of assets per annum), and eighty-six and two-thirds percent (86 - 2/3% of assets per annum) of the distribution 12b-1 fee (currently 0.75% per annum).

     For outstanding shares of the Fund held in accounts for which Smith Barney continues to be named as the broker of record five (5) years following the original purchase, Smith Barney will receive, payable quarterly, 75% of the total 12b-I fees paid by the Fund in relation to such shares.







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